Exhibit 10.3
THIRD AMENDMENT TO THE
GPI SAVING PLAN
(As Amended and Restated Effective January 1, 2009 and Reflecting Amendments Adopted Through
December 31, 2009)
               WHEREAS, the Board of Directors of Graphic Packaging Holding Company has delegated to the Retirement Committee of Graphic Packaging International, Inc. (the “Retirement Committee”) the responsibility to make certain amendments to the GPI Savings Plan (the “Plan”) pursuant to resolutions adopted by the Compensation and Benefits Committee of the Board of Directors on November 17, 2010 and February 17, 2011;
               NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended, effective as of January 1, 2012, in the following respect:
1.	Section 3.02(b) of the Plan is amended in its entirety to read as follows:
“(b)	Supplemental Employer Contributions

“Commencing January 1, 2012, each Plan Year the Employer shall make a Supplemental Employer Contribution to the Plan on behalf of each Employee who:
(i)	is eligible to participate with respect to Supplemental Employer Contributions pursuant to Section 2.01 for that Plan Year,
(ii)	is a Pension Plan Ineligible Employee during that Plan Year, and
(iii)	meets one of the following requirements for the Plan Year:
(A)	is an Employee of the Employer on the last day of the Plan Year (including Employees who are on an approved leave of absence on the last day of the Plan Year), or
(B)	terminates employment during the Plan Year after reaching age 55 and the sum of his age plus years of Vesting Service equals 65 or more, or
(C)	becomes Disabled during the Plan Year while in active employment, or
(D)	dies during the Plan Year while in active employment, or
(E)	is involuntarily terminated without cause during the Plan Year and who has entered into the appropriate release agreement with the Employer.
The Supplemental Employer Contribution shall equal three percent (3%) of a Participant’s Compensation for the Plan Year and shall be based solely on a Participant’s Compensation payable for the portion of the Plan Year during which the Employee was both a Participant and a Pension

Plan Ineligible Employee. The Supplemental Employer Contribution shall be paid to the Trustee as soon as practicable following the close of the Plan Year, except that the Supplemental Employer Contribution for an eligible Employee who meets the requirement of clause (iii)(C), (D) or (E) shall be made as soon as practicable following the Employee’s termination of employment.”
               BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Third Amendment to the GPI Savings Plan this sixth day of May, 2011.

GRAPHIC PACKAGING INTERNATIONAL, INC. RETIREMENT COMMITTEE MEMBERS

By:	/s/ Daniel J. Blount
Daniel J. Blount

By:	/s/ Brad Ankerholz
Brad Ankerholz

By:	/s/ Cindy Baerman
Cindy Baerman

By:	/s/ Clint Demetriou
Clint Demetriou